Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Third Quarter 2011 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—October 25, 2011--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2011.

Highlights

▪	Achieved quarterly FFOM of $24.0 million or $0.34 per fully diluted share compared to $20.7 million or $0.34 per fully diluted share for the third quarter prior year.

▪	Increased net operating income ("NOI") for same store wholly-owned portfolio by 4.8 percent over the third quarter 2010.

▪	Achieved occupancy at the same store wholly-owned portfolio of 98.5 percent as of September 30, 2011 compared to 98.3 percent for the same date prior year, with a rental rate increase of 3.0 percent.

▪	Completed construction and opened four owned properties containing 2,480 beds and totaling $109.6 million in development costs with a weighted average occupancy of 98.7 percent.

▪	Commenced construction on two owned on-campus American Campus Equity (ACE) projects at Arizona State University totaling $36.5 million and containing 765 beds.

▪	Acquired Eagles Trail, a 792-bed off-campus community serving students attending the University of Southern Mississippi in Hattiesburg, for a purchase price of $20 million.

▪
Executed a presale agreement via the company’s mezzanine investment program to acquire University Edge, a 608-bed off-campus community opening in August 2012 that will serve students attending Kent State University in Ohio, for a purchase price of $30 million.

▪
Entered into an option to purchase The Retreat, a 780-bed off-campus cottage community opening in August 2012 that will serve students attending Texas State University in San Marcos, TX, for $52 million.

▪	Completed construction and opened two third-party communities at Cleveland State University and Edinboro University in Pennsylvania.

▪	Entered into a third-party predevelopment agreement with Southern Oregon University in Ashland to build an on-campus student housing community containing 702 beds.

▪	On September 16th, the company was added to the S&P MidCap 400 index.

▪	Achieved an investment grade rating of Baa3 with a stable outlook from Moody’s Investors Service.

Third Quarter 2011 Operating Results

Revenue for the 2011 third quarter totaled $97.3 million, up 13.5 percent from $85.7 million in the third quarter 2010. Operating income for the quarter decreased $0.2 million or 1.2 percent over the prior year third quarter primarily due to construction savings earned on a third-party development project completed during the third quarter prior year, which was offset by the acquisition of 16 properties during the second half of 2010, the opening of four owned properties in August 2011, and increased occupancy and rental rates for the 2011-12 academic year. Net income for the 2011 third quarter totaled $1.6 million, or $0.02 per fully diluted share, compared with net income of $3.9 million, or $0.06 per fully diluted share, for the same quarter in 2010. The decrease in net income as compared to the prior year quarter is primarily due to a non-cash gain of $3.9 million recognized during the third quarter 2010 related to the purchase of 11 properties from a joint venture in which the company previously held a 10 percent interest. This decrease was offset by a decrease in interest expense resulting from loans paid off in 2010 and 2011 and increased capitalized interest due to an increase in construction activity on our owned development projects. FFO for the 2011 third quarter totaled $23.7 million, or $0.33 per fully diluted share, as compared to $23.6 million, or $0.39 per fully diluted share for the same quarter in 2010. FFOM for the 2011 third quarter was $24.0 million, or $0.34 per fully diluted share as compared to $20.7 million, or $0.34 per fully diluted share for the same quarter in 2010. A reconciliation of FFO and FFOM to net income is shown in Table 3.

NOI for same store wholly-owned properties was $32.4 million in the quarter, up 4.8 percent from $30.9 million in the 2010 third quarter. Same store wholly-owned property revenues increased by 3.7 percent over the 2010 third quarter due to an increase in occupancy and average rental rates for the 2011-2012 academic year. Same store wholly-owned property operating expenses increased by 2.8 percent over the prior year quarter, primarily a result of increases in property taxes and other inflationary increases.  NOI for the total wholly-owned portfolio increased 18.8 percent to $39.1 million for the quarter from $32.9 million in the comparable period of 2010.

“Our Fall 2011 same store lease-up results at 98.5 percent occupancy with 3.0 percent rental rate growth have set the stage for us to achieve the high end of our 2011 guidance range and meaningful net asset value creation in 2012,” said Bill Bayless, American Campus CEO. "This, combined with our robust external growth, strong industry fundamentals, and proven resiliency in an uncertain economy make ACC’s best-in-class story more compelling than ever.”

Portfolio Update

During the quarter, the company completed construction and opened four owned assets. Lobo Village, an 864-bed ACE project on the University of New Mexico campus, opened 99.5 percent occupied. Villas at Babcock, a 792-bed owned off-campus community serving students attending the University of Texas – San Antonio, opened 99.5 percent occupied. Villas on Sycamore, the 680-bed off-campus community serving students attending Sam Houston State University, opened 96.5 percent occupied and University Village Northwest, the company’s 144-bed ACE project at Prairie View A&M University opened 100 percent occupied.

The company commenced construction on two owned ACE projects at Arizona State University. Casa de Oro, containing 365 beds with an estimated project cost of $14.6 million, is a residence hall on ASU’s West Campus that will serve first-year students and primarily includes shared accommodations of one-bedroom and two-bedroom suite-style units. The Villas at Vista del Sol, containing 400 beds with an estimated project cost of $21.9 million, is a continuation of the company’s first phase on the ASU campus, Vista del Sol, and will feature apartment and townhome-style units. Both projects are expected to open for occupancy in August 2012.

During the quarter, the company acquired Eagles Trail, an underperforming 792-bed off-campus community serving students attending the University of Southern Mississippi in Hattiesburg, for a purchase price of $20 million. The community is located 1.3 miles from campus and features private bedroom and bathroom accommodations and a community center that includes a computer center, study lounge, fitness center, resort-style swimming pool with sun deck, basketball court and sand volleyball court.

In July, the company entered into a presale agreement to purchase University Edge, a 608-bed off-campus community opening in August 2012 that will serve students attending Kent State University in Ohio, for a purchase price of $30 million. As part of the presale agreement, ACC has deployed $4.5 million in mezzanine financing. The project is adjacent and pedestrian to the KSU campus and will feature private bedroom and bathroom accommodations. Additionally, a 4,000-square-foot community center within one of the three residential buildings will include a fitness center, game lounge, student lounge, wireless internet café as well as office and leasing space. American Campus is currently providing marketing and leasing services for the community.

In August, the company entered into an option to purchase The Retreat, a 780-bed cottage community opening in August 2012 that will serve students attending Texas State University in San Marcos, TX, for $52 million. American Campus has provided $3.1 million in mezzanine financing as part of the agreement. The community, located less than one-half mile from core campus, will feature 187 cottages with private bedroom and bathroom accommodations.  The full amenity package includes a clubhouse with a resort-style pool, fitness center, game room, study rooms, computer lounges and a movie theater.

During the quarter, American Campus acquired University Shoppes in Orlando as a redevelopment opportunity for a mixed-use development with purpose-built student housing and retail. The shopping center currently sits on a 14-acre site located opposite the main entrance to the University of Central Florida.

At-The-Market (ATM) Share Offering Program

For the quarter ended September 30, 2011, the company sold 1,323,378 shares of common stock under the ATM program at a weighted average price of $37.78 per share for net proceeds of approximately $49.3 million. The proceeds raised under the program were used to partially fund the company’s acquisition and development activity.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com.  In addition, the company will host a conference call to discuss third quarter results and the 2011 outlook on Wednesday, October 26, 2011 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866.383.8119 passcode 36498936 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until November 2, 2011 by dialing 888-286-8010 or 617-801-6888 passcode 58949397. The replay also will be available for 30 days at www.americancampus.com and at www.earnings.com.  The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes impairment charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 112 student housing properties containing approximately 69,200 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 146 properties with approximately 94,000 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands)

	September 30, 2011	December 31, 2010
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,513,546	$2,433,844
On-campus participating properties, net	60,525	62,486
Investments in real estate, net	2,574,071	2,496,330

Cash and cash equivalents	28,499	113,507
Restricted cash	24,168	26,764
Student contracts receivable, net	7,296	5,736
Other assets	71,441	51,147

Total assets	$2,705,475	$2,693,484

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$887,158	$1,144,103
Unsecured term loan	200,000	-
Senior secured term loan	-	100,000
Unsecured revolving credit facility	34,000	-
Secured agency facility	116,000	101,000
Accounts payable and accrued expenses	37,307	34,771
Other liabilities	77,006	61,011

Total liabilities	1,351,471	1,440,885

Redeemable noncontrolling interests	37,715	34,704

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	706	667
Additional paid in capital	1,594,373	1,468,179
Accumulated earnings and dividends	(278,322)	(249,381)
Accumulated other comprehensive loss	(4,108)	(5,503)
Total American Campus Communities, Inc. and Subsidiaries stockholder’s equity	1,312,649	1,213,962
Noncontrolling interests	3,640	3,933
Total equit	1,316,289	1,217,895

Total liabilities and equity	$2,705,475	$2,693,484

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

Three Months Ended September 30,	Nine Months Ended September 30,
2011	2010	2011	2010
Revenues
Wholly-owned properties	$88,496	$72,314	$258,177	$206,489
On-campus participating properties	5,011	4,654	17,115	16,107
Third-party development services	1,568	6,056	6,150	8,258
Third-party management services	1,794	2,274	5,427	6,609
Resident services	407	437	1,022	931
Total revenues	97,276	85,735	287,891	238,394

Operating expenses
Wholly-owned properties	49,852	39,893	126,009	100,976
On-campus participating properties	2,870	2,857	7,495	7,876
Third-party development and management services	2,488	2,754	7,801	8,649
General and administrative	2,880	3,716	1	8,931	9,085	1
Depreciation and amortization	22,205	19,260	65,547	53,118
Ground/facility leases	810	888	2,624	2,212
Total operating expenses	81,105	69,368	218,407	181,916

Operating income	16,171	16,367	69,484	56,478

Nonoperating income and (expenses)
Interest income	166	42	375	75
Interest expense	(13,203)	(15,242)	(39,394)	(44,993)
Amortization of deferred financing costs	(1,226)	(1,238)	(3,785)	(3,246)
Loss from unconsolidated joint ventures	(42)	(9)	(67)	(2,134)
Other nonoperating income	-	3,901	-	3,901
Total nonoperating expenses	(14,305)	(12,546)	(42,871)	(46,397)

Income before income taxes and discontinued operations	1,866	3,821	26,613	10,081
Income tax provision	(88)	(143)	(373)	(428)
Income from continuing operations	1,778	3,678	26,240	9,653

Discontinued operations
Income (loss) attributable to discontinued operations	14	408	1,039	(2,980)
Gain (loss) from disposition of real estate	-	-	14,574	(3,705)
Total discontinued operations	14	408	15,613	(6,685)

Net income	1,792	4,086	41,853	2,968
Net income attributable to noncontrolling interests	(151)	(181)	(1,059)	(484)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$1,641	$3,905	$40,794	$2,484

Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders:
Basic	$0.02	$0.06	$0.58	$0.03
Diluted	$0.02	$0.06	$0.58	$0.03

Weighted-average common shares outstanding
Basic	70,008,276	59,165,472	68,551,434	54,604,300
Diluted	70,561,514	60,794,968	69,120,438	56,295,937

1
General and administrative expenses for the three and nine months ended September 30, 2010 include $0.9 million of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$1,641	$3,905	$40,794	$2,484
Noncontrolling interests	151	181	1,059	484
(Gain) loss from disposition of real estate	-	-	(14,574)	3,705
Loss from unconsolidated joint ventures	42	9	67	2,134
FFO from unconsolidated joint ventures 1	(26)	26	(19)	(1,218)
Real estate related depreciation and amortization	21,917	19,494	65,569	54,342
Funds from operations (“FFO”)	23,725	23,615	92,896	61,931

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net loss (income) from on-campus participating properties	770	1,268	(576)	558
Amortization of investment in on-campus participating properties	(1,123)	(1,094)	(3,330)	(3,253)
FFO from Hampton Roads unconsolidated joint venture 2	-	-	-	160
	23,372	23,789	88,990	59,396
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow 3	441	599	1,715	1,391
Management fees	215	202	770	723
Impact of on-campus participating properties	656	801	2,485	2,114
Gain on remeasurement of equity method investment 4	-	(3,901)	-	(3,901)
Elimination of provision for asset impairment – wholly-owned property 5	-	-	-	4,036
Elimination of provision for asset impairment – unconsolidated joint ventures 6	-	-	-	1,414
Funds from operations - modified (“FFOM”)	$24,028	$20,689	$91,475	$63,059

FFO per share - diluted	$0.33	$0.39	$1.32	$1.10

FFOM per share - diluted	$0.34	$0.34	$1.30	$1.12

Weighted average common shares outstanding - diluted	71,580,468	60,909,931	70,152,495	56,410,900

1
Represents our share of the FFO from three joint ventures in which we are or were a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures (the "Fidelity Joint Ventures") formed or assumed as part of the company's acquisition of GMH. In September and November 2010, we purchased Fidelity’s 90% interest in 14 joint venture properties. Subject to the acquisition, the 14 properties are now wholly-owned and are consolidated by the company. One property was not acquired and will continue to be owned by one of the Fidelity Joint Ventures.

2
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

3
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

4
Represents a non-cash gain recorded to remeasure the company’s equity method investment in one of the Fidelity Joint Ventures to fair value as a result of the company purchasing Fidelity’s remaining 90% interest in the joint venture in September 2010.

5
Represents an impairment charge recorded during the three months ended March 31, 2010 for Campus Walk - Oxford, a property that was sold in April 2010.    Although impairment charges are included in the calculation of net income (loss) and FFO, the company excludes such charges from FFOM because it believes the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO.  Additionally, the company believes that excluding impairment charges from FFOM more appropriately presents the operating performance of the company's real estate investments on a comparative basis.

6	Represents our share of impairment charges recorded during the periods presented for properties owned through our unconsolidated Fidelity Joint Ventures.